SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Private Media Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRIVATE MEDIA GROUP, INC.

2010 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION CONCERNING NEW NOMINEE BY THE BOARD OF DIRECTORS OF

PRIVATE MEDIA GROUP, INC.

Explanatory Note

On November 7, 2010, Johan G. Carlberg, a Director of Private Media Group, Inc. (“Private” or “we” or “us”), notified the Board of Directors of the Company of his resignation from the Board of Directors effective November 7, 2010. Mr. Carlberg did not resign as a director as the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. As disclosed in the Company’s Proxy Statement dated October 8, 2010, Mr. Carlberg was also a nominee for election by the Board of Directors as a director at the 2010 Annual Meeting of Shareholders, prior to submitting his resignation.

On November 16, 2010, the Company’s Board of Directors selected Mr. Jan Jensen to fill the vacancy on the Board created by the resignation of Mr. Carlberg, to serve until his successor is appointed at the 2010 Annual Meeting. Mr. Jensen was also nominated by the Board of Directors as a director nominee at the 2010 Annual Meeting, in substitution for Johan Carlberg.

Accordingly, we are providing information regarding Jan Jensen to supplement information in the Proxy Statement that we filed with the Securities and Exchange Commission and provided to shareholders on October 8, 2010, as amended and supplemented on November 8, 2010, and November 12, 2010 (the “Original Proxy Statement”). Capitalized terms in this Supplement which are not defined in this Supplement have the same meaning set forth in the Original Proxy Statement.

Proxies submitted by shareholders in connection with the 2010 Annual Meeting with instructions to vote FOR Johan Carlberg as a director will instead be voted by the Board’s proxies in favor of Mr. Jensen unless a shareholder submits a proxy with a later date or submits a ballot at the Annual Meeting with a different vote.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE SIX NOMINEES FOR DIRECTOR PROPOSED BY THE COMPANY:

Berth H. Milton

Bo Rodebrandt

Peter Dixinger

Bernt Akander

Jan Jensen (successor nominee to Johan Carlberg)

Eric Johnson

Supplemental Information Regarding Jan Jensen

Business Experience of New Nominee

Jan Jensen, age 57, has operated his own construction and real estate consultancy business, Jenbo AB, in Sweden, since 2008. Prior to this time, Mr. Jensen operated his own agency and retail business, Respira AB, in the fashion industry in Scandinavia for more than 20 years. His business represented several well-know brands such as: Geox, Benetton and Sisley, Jean Franco Ferré, Jean Paul Gaultier Junior and Katherine Hamnett. As the exclusive representative for Benetton and Sisley in Sweden and Finland, Mr. Jensen launched 90 Benetton shops during the period 1985 to 1989. Mr. Jensen was also an active board member and shareholder in Hard Rock Café, Sweden, between 1985 and 1995, and has been a shareholder and board member in several other companies, industry associations and societies.

Certain Relationships

Mr. Jensen was nominated as a Director by the Board of Directors, pursuant to the recommendation of Berth Milton, the Company’s CEO, Chairman and principal shareholder. Mr. Jensen does not serve as a director pursuant to any arrangement or understanding between him and any other person. There is no family relationship between Mr. Jensen and any other directors or executive officers.

Committees

The Board of Directors has determined that Mr. Jensen is “independent” as defined in NASDAQ Marketplace Rule 5605 and under applicable SEC regulations. Mr. Jensen was appointed to the Audit Committee based upon this determination of independence and his knowledge and experience in business and financial matters.

Securities Ownership

Mr. Jensen owns 21,281 shares of Private common stock and has not engaged in any transactions involving the purchase or sale of Private securities during the past two years.

Miscellaneous Information Concerning Mr. Jensen

Mr. Jensen does not beneficially own, directly or indirectly, any shares or other securities of Private or any of our subsidiaries, or have any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting. In addition, Mr. Jensen has not been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies.

Neither Mr. Jensen nor any of his associates have or will have (i) any arrangements or understandings with any person with respect to any future employment by us or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party, or (ii) a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000.